Tina S. Barry
                                                       (972) 281-1484


        KIMBERLY-CLARK REPORTS FOURTH QUARTER & FULL YEAR RESULTS
 EXCLUDING NONOPERATING ITEMS, FOURTH QUARTER EARNINGS WERE 62 CENTS PER
          SHARE IN 1997 COMPARED TO 63 CENTS PER SHARE IN 1996

DALLAS, January 27, 1998 _ Kimberly-Clark Corporation (NYSE: KMB) today reported earnings from operations for the fourth quarter of 1997 were 62 cents per share compared to 63 cents in 1996, a decline of 1.6 percent. Including a charge of 91 cents per share related to the company's previously announced restructuring plan, as well as nonoperating income of 3 cents per share, the company reported a net loss of 26 cents per share for the fourth quarter of 1997. Changes in the value of foreign currencies reduced fourth quarter 1997 earnings by approximately 2 cents per share.

     For the full year, earnings per share from operations were a record $2.44 in 1997 compared to $2.37 in 1996, an increase of 3.0 percent. Including restructuring plan costs and extraordinary gains in 1997 and other nonoperating items in both years, earnings per share were $1.62 in 1997 versus $2.49 in 1996, with diluted earnings per share 1 cent lower in both years.

     Commenting on the company's 1997 earnings, Wayne R. Sanders, chairman and chief executive officer, said, "While our earnings per share from operations set a new record, our results for the year were not all we had hoped. I continue to be encouraged by the strong performance of our personal care businesses, but earnings growth in 1997 was depressed by lower selling prices, particularly for tissue products worldwide; heightened competition in Europe; and transitional issues in our North American away-from-home business. Selling prices alone had a negative impact of approximately $240 million, or 29 cents per share. In this environment, we are moving aggressively to drive down our costs as we implement the major restructuring plan announced last November."

     Sales of $3.1 billion for the fourth quarter were 7.0 percent lower than in 1996. The company divested noncore newsprint and pulp operations and sold its interest in Scott Paper Limited of Canada in 1997. Fourth quarter sales were down only 2 percent excluding the revenues from these divested businesses, and would have risen 2 percent absent changes in foreign exchange rates. Excluding divested businesses, worldwide sales volumes increased 3 percent.

     Fourth quarter operating profit, before the costs of the restructuring plan, was $499.2 million in 1997, a decrease of 5.2 percent from the prior year. Excluding divested businesses, operating profit for the quarter declined about 3 percent.

     In connection with its restructuring plan, the company recorded pretax charges in the fourth quarter of 1997 amounting to $701.2 million, of which $220.1 million was included in cost of products sold. The charges reduced net income by $503.1 million, or 91 cents per share. As previously announced, the total pretax cost of the plan is approximately $810 million. The remaining $108.8 million of costs, which could not be recognized in 1997 under applicable accounting regulations, will be recorded in 1998.

     The key factors affecting fourth quarter results for the company's primary business segments were (operating profit comparisons exclude 1997 restructuring plan costs):

     PERSONAL CARE PRODUCTS - Sales of personal care products in the fourth quarter were 7 percent greater than in 1996, driven by an increase in sales volumes of 9 percent. Personal care sales volumes were higher in every region, fueled by continued strong growth in developing markets and continued innovations in products such as Pull-Ups training pants, Huggies baby wipes, and Kotex and Camelia feminine pads and pantiliners in Europe. Operating profit increased 11 percent due primarily to the higher volumes and despite higher marketing costs for the relaunch of improved feminine care products in Europe.


     TISSUE-BASED PRODUCTS - Fourth quarter sales of tissue-based products excluding divested businesses were 6 percent lower than in 1996, primarily because of changes in foreign currency exchange rates. On a worldwide basis, sales volumes were virtually even with last year's levels, as increases in developing markets were offset by a 3 percent decline in Europe's highly competitive tissue markets. Selling prices in the fourth quarter of 1997 averaged approximately 1 percent lower than the prior year.

     Fourth quarter 1997 operating profit for tissue-based products was down 9 percent compared to 1996, mainly because of the impact of competitive conditions in Europe and the loss of earnings of divested businesses.

     Interest expense in the fourth quarter of 1997 increased $4.9 million from the prior year primarily because of an increase in the level of debt from $2.3 billion at year-end 1996 to $2.5 billion at the end of 1997. During the year, the company repurchased 17.9 million shares of common stock, including 3.4 million shares during the fourth quarter, at a total cost of nearly $900 million. The company's debt to capital ratio at December 31, 1997, was 36.5 percent, compared to 32.9 percent at year-end 1996.

     The company sold its interest in Ssangyong Paper Co., Ltd. of Korea in the fourth quarter of 1997. The resulting gain was included in other income for the quarter and increased net income by 3 cents per share.

     Excluding 1997 restructuring costs and nonoperating items in 1996, Kimberly-Clark's share of net income of equity companies in the fourth quarter declined to $36.7 million in 1997 from $51.5 million in 1996, due primarily to lower net income at Kimberly-Clark de Mexico, S.A. de C.V. Although the Mexican affiliate's sales and operating profits for the quarter increased at double-digit rates, the net income comparison was adversely affected by an unusually low effective tax rate in the fourth quarter of 1996.

     For the full year, 1997 sales of $12.5 billion were down 4.6 percent from $13.1 billion in 1996. Sales, however, were up slightly excluding the revenues of divested businesses in both years. Increases in worldwide sales volumes of nearly 5 percent were offset by lower selling prices and foreign currency effects. Operating profit in 1997 was $2,004.4 million before the costs of the restructuring plan, a decrease of 2.4 percent versus 1996, but was nearly 3 percent greater excluding the operating profit of divested businesses.
Mr. Sanders said: "As 1997 wound to a close, we took several key steps which, along with our restructuring plan, should benefit us in the years to come. We started up our state-of-the-art tissue machine at Beech Island, S. C., and introduced new Kleenex- Cottonelle bathroom tissue in the Eastern United States - this differentiated, consumer- preferred product has exciting potential. We completed the acquisition of Tecnol Medical Products - our professional health care business is now better positioned for success in its growing markets, and for becoming an increasingly important part of Kimberly-Clark. We also completed the strategic changes in our North American away-from-home business - I believe this business will regain its historic position of delivering financial returns in excess of the corporate average by the second quarter of 1998.

     "In addition, we are planning to increase prices of our consumer tissue products in the U.S. by more than 4 percent for facial tissue, by 5 to 6 percent for paper towels and by approximately 6.5 percent for bathroom tissue, effective March 1, 1998."

     A Fortune 100 company, Kimberly-Clark celebrated its 125th anniversary in 1997. The company is a leading global manufacturer of personal care, consumer tissue and away-from-home products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimwipes and Wypall. Other brands well-known outside the U.S. include Andrex, Scottex, Page, Popee, and Kimbies. Kimberly-Clark also is a major producer of professional health care products and premium business, correspondence and technical papers. The company has manufacturing operations in 37 countries and sells its products in more than 150 countries.

               Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results, strategies, contingencies and contemplated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 1996 entitled "Factors That May Affect Future Results."


                          KIMBERLY-CLARK CORPORATION
                       FOURTH QUARTER ENDED DECEMBER 31
                      (Millions except per share amounts)


                                              1997          1996        Change
---------------------------------------------------------------------------------

Net Sales                                 $ 3,089.4       $ 3,323.6     -  7.0%
  Cost of products sold                     2,106.9         2,094.3     +  0.6%
                                          ---------       ---------
Gross Profit                                  982.5         1,229.3     - 20.1%
  Advertising, promotion and selling
   expenses                                   471.4           462.5     +  1.9%
  Research expense                             61.8            60.9     +  1.5%
  General expense                             170.2           179.5     -  5.2%
  Restructuring and other unusual
   charges                                    481.1              -         N.M.
                                          ---------       ---------

Operating Profit (Loss)                      (202.0)          526.4        N.M.
  Interest income                               6.9             7.5     -  8.0%
  Interest expense                            (46.5)          (41.6)    + 11.8%
  Other income (expense), net                  22.6             0.8        N.M.
                                          ---------       ---------

Income (Loss) Before Income Taxes            (219.0)          493.1        N.M.
  Provision (Benefit) for income taxes        (31.0)          172.6        N.M.
                                          ---------       ---------

Income (Loss) Before Equity Interests        (188.0)          320.5        N.M.
  Share of net income of
   equity companies                            34.5            41.6     - 17.1%
  Minority owners' share of
   subsidiaries' net income                     6.5           (15.0)       N.M.
                                          ---------       ---------


Net Income (Loss)                         $  (147.0)      $   347.1        N.M.
                                          =========       =========


Net Income (Loss) Per Share:


  Basic                                   $  (0.26)       $   0.62         N.M.
                                          ========        ========
  Diluted                                 $  (0.26)       $   0.61         N.M.
                                          ========        ========




See Notes to Financial Summaries
N.M.-Not meaningful
Unaudited




                         KIMBERLY-CLARK CORPORATION
                           YEAR ENDED DECEMBER 31
                     (Millions except per share amounts)

                                                      1997          1996         Change
----------------------------------------------------------------------------------------

Net Sales                                         $12,546.6      $13,149.1      -  4.6%
  Cost of products sold                             7,972.6        8,241.4      -  3.3%
                                                  ---------      ---------

Gross Profit                                        4,574.0        4,907.7      -  6.8%
  Advertising, promotion and selling
   expenses                                         1,937.2        2,029.7      -  4.6%
  Research expense                                    211.8          207.9      +  1.9%
  General expense                                     640.7          616.4      +  3.9%
  Restructuring and other unusual
   charges                                            481.1             -          N.M.
                                                  ---------      ---------

Operating Profit                                    1,303.2        2,053.7      - 36.5%
  Interest income                                      31.4           28.1      + 11.7%
  Interest expense                                   (164.8)        (186.7)     - 11.7%
  Other income (expense), net                          17.7          107.2      - 83.5%
                                                  ---------      ---------

Income Before Income Taxes                          1,187.5        2,002.3      - 40.7%
  Provision for income taxes                          433.1          700.8      - 38.2%
                                                  ---------      ---------

Income Before Equity Interests                        754.4        1,301.5      - 42.0%
  Share of net income of
   equity companies                                   157.3          152.4      +  3.2%
  Minority owners' share of
   subsidiaries' net income                           (27.7)         (50.1)     - 44.7%
                                                  ---------      ---------

Net Income Before Extraordinary Items                 884.0        1,403.8      - 37.0%
  Extraordinary gains, net of income taxes             17.5             -          N.M.
                                                  ---------      ---------

Net Income                                        $   901.5      $ 1,403.8      - 35.8%
                                                  =========      =========


Per Share Basis:


  Basic:


   Income before extraordinary gains              $   1.59       $   2.49       - 36.1%
   Extraordinary gains, net of income taxes            .03              -          N.M.
                                                  --------       --------

   Net Income                                     $   1.62       $   2.49       - 34.9%
                                                  ========       ========


  Diluted:
   Income before extraordinary gains              $   1.58       $   2.48       - 36.3%
   Extraordinary gains, net of income taxes            .03              -          N.M.
                                                  --------       --------

   Net Income                                     $   1.61       $   2.48       - 35.1%
                                                  ========       ========


See Notes to Financial Summaries
N.M.-Not meaningful
Unaudited


                            KIMBERLY-CLARK CORPORATION
                              YEAR ENDED DECEMBER 31
                        (Millions except per share amounts)





EARNINGS PER SHARE SUMMARY:

                                             Fourth Quarter             Year
                                           Ended December 31     Ended December 31
                                          -------------------   -------------------
                                            1997        1996       1997      1996
-----------------------------------------------------------------------------------

Net Income (Loss) Per Share - Basic     $  (.26)     $  .62      $1.62       $2.49

  Adjusted for nonoperating items:
    1997 Charge                             .91           -        .91           -
    Asset disposals                        (.03)          -       (.09)       (.13)
    Mexican Affiliate restructuring
     charge                                   -         .01          -         .01
                                        -------      ------      -----       -----

Earnings Per Share - Operations         $   .62      $  .63      $2.44       $2.37
                                        =======      ======      =====       =====






OTHER INFORMATION:
                                            1997        1996      Change
-------------------------------------------------------------------------

YEAR ENDED DECEMBER 31

Cash Dividends Declared Per Share        $  .96       $  .92       +4.3%

Capital Spending                          944.3        883.7       +6.9%

Net Income Return on Average
  Stockholders' Equity                     32.6%   *    34.5%      -5.5%



 *   Excluding the 1997 charge.

 See Notes to Financial Summaries
 Unaudited

                   KIMBERLY-CLARK CORPORATION
                  NOTES TO FINANCIAL SUMMARIES

(1)In the fourth quarter of 1997, the Corporation announced a plan to restructure its worldwide operations involving the sale, closure or downsizing of 18 manufacturing facilities and for other unusual items ("announced plan"), the cost of which is approximately $810.0 million. Of the costs of the announced plan, $701.2 million was recorded as a charge against 1997 pretax income ("1997 charge"), reducing net income by $503.1 million, or $.91 per share, for the quarter and the year ended December 31, 1997. The remainder of the costs of the announced plan aggregating $108.8 million will be recorded in 1998 when notification is made to employees who will be terminated or at the time other costs result in accruable liabilities. Of the 1997 charge, $220.1 million relates to the write-down of certain assets and inventories and has been charged to costs of products sold, and $481.1 million has been recorded as Restructuring and Other Unusual Charges in the income statement.

(2)Other income (expense), net for the quarter and year ended December 31, 1997 includes a gain on the sale of the Company's 17 percent interest in Ssangyong Paper Co., Ltd., a Korean tissue company. The sale resulted in a gain for the quarter and the year ended December 31, 1997 of $.03 per share.

   Other income (expense), net for the year ended December 31, 1996 includes gains related to the divestiture of the Scott baby wipes and certain U.S. facial tissue businesses, the Lakeview tissue mill in Neenah, Wisconsin, certain U.K. tissue businesses, and a tissue mill in Prudhoe, England, as required to meet regulatory requirements for the Scott merger, and the sale of the Company's remaining 20 percent interest in Midwest Express Airlines. These divestitures resulted in net gains for the year ended December 31, 1996 of $.13 per share.

(3)Share of net income of equity companies for the year ended December 31, 1997 includes a net nonoperating gain of $16.3 million, or $.03 per share, primarily related to the sale of a portion of the tissue business of Kimberly-Clark de Mexico, S.A. de C.V. ("KCM"). The sale was required by the Mexican regulatory authorities following the 1996 merger of KCM and Scott Paper Company's ("Scott") former Mexican affiliate.

(4)In June 1997, the Corporation sold Scott Paper Limited, a
   50.1 percent-owned Canadian tissue subsidiary, and in March 1997, it sold its Coosa Pines, Alabama, newsprint and pulp manufacturing mill, together with related woodlands. Also in March, the Corporation recorded impairment losses on the planned sales of a pulp manufacturing mill in Miranda, Spain; a recycled fiber facility in Oconto Falls, Wisconsin; a tissue converting facility in Yucca, Arizona; and an integrated pulp making facility in Everett, Washington.
   These transactions were aggregated and reported as extraordinary gains totaling $17.5 million, or $.03 per share, for the year ended December 31, 1997.

(5)The average number of common shares outstanding for the twelve months ended December 31, 1997 and 1996 was 555.9 million and 564.0 million, respectively. The number of common shares outstanding as of December 31, 1997 and 1996 was 556.3 million and 563.4 million, respectively.


Unaudited



                           KIMBERLY-CLARK CORPORATION
                          SELECTED PRODUCT SEGMENT DATA
                                   (millions)

                                        Fourth Quarter                        Year
                                      Ended December 31                 Ended December 31
                               ------------------------------   ------------------------------
                                 1997(a)      1996     Change    1997(a)    1996        Change
----------------------------------------------------------------------------------------------
NET SALES:

Personal Care Products        $1,318.1    $1,235.9    +  6.7%   $5,234.8    $4,837.8   + 8.2%
Tissue-Based Products          1,614.4     1,832.1    - 11.9%    6,611.5     7,372.8   -10.3%
Newsprint, Paper and
  Other                          172.4       272.5    - 36.7%      753.5     1,015.4   -25.8%

Intersegment Sales               (15.5)      (16.9)      N.M.      (53.2)      (76.9)    N.M.
                              --------    --------             ---------   ---------

Consolidated                  $3,089.4    $3,323.6    - 7.0%   $12,546.6   $13,149.1   - 4.6%
                              ========    ========             =========   =========
OPERATING PROFIT:

Personal Care Products         $  41.1     $ 212.8    - 80.7%    $ 773.8   $   791.3   - 2.2%
Tissue-Based Products           (255.4)      266.6       N.M.      407.5     1,085.2   -62.4%
Newsprint, Paper and
  Other                           40.0        41.3    -  3.1%      168.0       211.8   -20.7%

Unallocated Items-net            (27.7)        5.7       N.M.     (46.1)       (34.6)    N.M.
                               -------     -------             --------    ---------

Consolidated                   $(202.0)    $ 526.4       N.M.  $1,303.2    $ 2,053.7   -36.5%
                               =======     =======             ========    =========




 (a) Operating profit for the quarter and the year ended December 31, 1997 for Personal Care Products; Tissue-Based Products; Newsprint, Paper and Other; and Unallocated includes $195.3 million, $496.9 million, $.7 million, and $8.3 million, respectively, of the 1997 charge described in Note 1.

Description of Product Segments
-------------------------------

Personal Care Products includes infant, child, feminine and incontinence care products; wet wipes; health care products; and related products.

Tissue-Based Products includes tissue and wipers for household and away-from-home use; pulp; and related products.

Newsprint, Paper and Other includes newsprint, printing papers, premium business and correspondence papers, specialty papers, technical papers, and related products; and other products and services.



N.M.-Not meaningful
Unaudited


                                             # # #